EXHIBIT 2
                            SHARE EXCHANGE AGREEMENT

B E T W E E N:


                  THE PERSON OR CORPORATION IDENTIFIED AS
                  "TRANSFEROR" IN  SCHEDULE  "A"  ATTACHED
                  HERETO

                  (hereinafter referred to as "Transferor")

                  - and -

                  RHINO ECOSYSTEMS, INC., a Florida corporation

                  (hereinafter referred to as "Transferee")


                  IN CONSIDERATION of the agreements herein contained, the parties hereto hereby covenant and agree as follows:

1. Share Exchange - Subject to the terms and conditions hereof, the Transferor agrees to transfer to the Transferee, and the Transferee agrees to acquire from the Transferor, those number of common shares in the capital of Rhino Ecosystems Inc. ("Rhino Canada") identified in Schedule "A", which are currently owned by the Transferor (the "Rhino Canada Shares").

2. Rhino (U.S.) Shares to be Received - The exchange price (as hereinafter designated) for the Rhino Canada Shares shall be satisfied by the Transferee to the Transferor by the allotment and issuance to the Transferor of those number of fully paid and non-assessable common shares in the capital of the Transferee identified in Schedule "A" (the "Rhino U.S. Shares").

3. Consideration - The exchange price for the Rhino Canada Shares is designated and agreed by the parties to be the fair market value thereof, being the Transferor's cost of the Rhino Canada Shares.

4.   Representation and Warranties -

     (i) The Transferor represents and warrants that he/she is the owner of the Rhino Canada Shares free and clear of all liens, encumbrances and rights of others and such shares represent all of the Transferor's holdings in Rhino Canada; and


     (ii) the Transferee represents and warrants to the Transferor that the Rhino U.S. Shares will be issued as fully paid and non-assessable shares in the capital of the Transferee.

5. Acknowledgment - The Transferee consents to the placement of legends on any certificates or documents representing any of the Rhino U.S. Shares stating that they have not been registered under the U.S. Securities Act or any applicable securities laws of other jurisdictions and setting forth or referring to such holding period and offering restrictions. The Transferor agrees that the Transferee will make a notation in its appropriate records, and notify its transfer agent, with respect to the restrictions on the transferability of the Rhino U.S. Shares. The Transferor agrees that the Transferor will not attempt to pledge, transfer, convey or otherwise dispose of the Rhino U.S. Shares prior to the expiration of a one-year period immediately following the date of issuance or such other period as is prescribed by applicable securities laws.

6. Binding Agreement - This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

7. Governing Law - This Agreement shall be governed and construed in accordance with the laws of the Province of Ontario, Canada.


     IN WITNESS WHEREOF the parties hereto have executed this Agreement with the intention that it be effective as of the 3rd day of November, 1999.


                                   --------------------------
                                   Transferor

                                   --------------------------
                                   (2nd signature if applicable)


                                   RHINO ECOSYSTEMS, INC., a Florida
                                   Corporation

                                   Per: ______________________ c/s